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                                                                     Exhibit 5.1

                        [LATHAM & WATKINS LETTERHEAD]



                                 June 25, 1999



Orbital Imaging Corporation
21700 Atlantic Boulevard
Dulles, VA 20166

        Re: Offer to Exchange 11-5/8% Senior Notes due 2005, Series D, for All Outstanding 11-5/8% Senior Notes due 2005, Series C.

Ladies and Gentlemen:

             In connection with the registration of $75 million in aggregate principal amount of 11-5/8% Senior Notes due 2005, Series D (the "Exchange Notes"), of Orbital Imaging Corporation, a Delaware corporation ("ORBIMAGE"), on Form S-4 (Registration No. 333-80035) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on June 4, 1999 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

             In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by ORBIMAGE in connection with the authorization of the Exchange Notes and the proceedings proposed to be taken by ORBIMAGE in connection with the issuance of the Exchange Notes and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, as such


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LATHAM & WATKINS

       June 25, 1999
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counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

             In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

             We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to the matters of municipal law or the laws of any other local agencies within any state.

             Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Exchange Notes have been duly authorized by all necessary corporate action of ORBIMAGE, and when executed, authenticated and delivered by or on behalf of ORBIMAGE in exchange for the 11-5/8% Senior Notes due 2005, Series C of ORBIMAGE in the manner described in the Registration Statement, the Exchange Notes will constitute legally valid and binding obligations of ORBIMAGE.

             The opinion rendered above is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity (including whether the acceleration of the Exchange Notes may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon), whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

             To the extent that the obligations of ORBIMAGE under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee under the Indenture is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; and the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all


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LATHAM & WATKINS

       June 25, 1999
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applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

             We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to us under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                      Very truly yours,
                                      /s/ LATHAM & WATKINS
                                      LATHAM & WATKINS